Exhibit 99.1

FOR IMMEDIATE RELEASE

Healthcare Trust, Inc. Announces Intent to Internalize Management, Announces Plan to Rebrand as National Healthcare Properties

New York, July 1, 2024 – Healthcare Trust, Inc. (Nasdaq: HTIA / HTIBP) (“HTI”) announced today that, in anticipation of a potential future listing of HTI’s common stock on a national securities exchange, it has provided notice to Healthcare Trust Advisors, LLC (the “Advisor”), the external advisor to HTI, of its intent to transition to self-management and internalize management functions (the “Internalization”). The Company expects the Internalization to close no later than the fourth quarter of 2024, subject to negotiation and execution of definitive agreements. The Company believes that the consummation of the Internalization will be an important step in the Company’s ongoing evaluation of a potential listing of its common stock on a national securities exchange, which could occur, subject to market conditions, as early as 2025.

“We are excited to embark on this next phase of our Company and believe this is a milestone event for HTI. We look forward to working with the Advisor to consummate this Internalization and better position ourselves for a potential listing, which we believe would provide HTI with access to additional capital and liquidity for our existing stockholders,” said Michael Anderson, Chief Executive Officer of HTI.

The Company intends to change its name to National Healthcare Properties, Inc. in connection with the anticipated Internalization.

There can be no assurance that the Internalization will close within the anticipated time frame or at all, or that the HTI will be able to list its shares of common stock on a national securities exchange.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of HTI’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of (i) a resurgence of the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine and Israel and Hamas, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on HTI, HTI’s tenants, HTI’s operators and the global economy and financial markets, and (iii) inflationary conditions and higher interest rate environments, as well as those risks and uncertainties set forth in the Risk Factors section of HTI’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on March 15, 2024, as amended by the Form 10-K/A filed on March 22, 2024, and all other filings with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in HTI’s subsequent filings with the Securities and Exchange Commission. Further, forward-looking statements speak only as of the date they are made, and HTI undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required to do so by law.

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